Exhibit 99.1

PRESS RELEASE Comcast Corporation One Comcast Center Philadelphia, PA 19103 www.comcastcorporation.com

COMCAST CORPORATION ANNOUNCES LEADERSHIP TRANSITION AT COMCAST CABLE

Dave Watson to Become President and CEO of Comcast Cable

Neil Smit Named a Vice Chairman of Comcast Corporation

PHILADELPHIA, PA – March 20, 2017 – Comcast Corporation announced today that Dave Watson will become President and CEO of Comcast Cable as Neil Smit moves into a new role as a Vice Chairman, Comcast Corporation, effective April 1. For the next few months, Smit will work closely with Watson to ensure a smooth leadership transition. Smit will then work part-time with Comcast leaders to develop future technology-oriented business opportunities.

Smit has had a stellar career, including seven years as the head of Comcast Cable. Prior to joining Comcast, Smit spent decades in senior executive positions at Charter, AOL, and Nabisco. Before his career in corporate America, Smit was a Navy SEAL, serving as a member of SEAL Team Six.

Watson, who joined Comcast in 1991, has served as the Chief Operating Officer of Comcast Cable since 2010 and has partnered with Smit in running the cable division since Smit’s arrival at the company. He has held many senior roles within Comcast, including leadership of the product, sales, marketing, and advertising functions.

Throughout his career, Watson has led some of the industry’s most impressive transitions, including from analog to IPTV and from early entry into high-speed internet to delivering gigabit speeds. He has also played a key role in Comcast’s expansion into commercial business services and in the development of our advertising businesses.

“Dave Watson is the perfect new leader of Comcast Cable,” said Brian L. Roberts, Chairman and CEO of Comcast Corporation. “There are few people in the cable industry who have his breadth and depth of experience. Dave, along with Neil and the executive teams across the cable division, drove the operating strategy and execution that have led to phenomenal growth over the last several years as well as our focus on the customer experience and the improvements we have made recently. Dave knows the business and has a track record of delivering results.”

Roberts also noted that, “Neil has been an extraordinary leader and has helped transform Comcast Cable into the top cable and broadband company in the nation. He is not only an exceptional executive, but he is also one of the finest individuals with whom I have had the privilege to work. Neil and his team have created an innovation engine at Comcast Cable, with countless new and game-changing products and businesses.

We are also so appreciative and inspired by Neil’s service as a Navy SEAL. While the personal sacrifices he made on behalf of our Country can never be repaid, all of us who know Neil are very grateful for his service. As Neil cuts back on his full-time role, I am delighted that he will continue to work with us.”

“It is an honor to take the reins from Neil. I can’t thank him enough for his partnership during the last seven years,” said Dave Watson. “Neil has taught us all lessons in leadership, team building, focus, and execution. He challenged us to reinvent the television experience; to grow video customers; to make Comcast video positive; to invest in our plant; to grow broadband customers; and, to build business services essentially from scratch. And, he succeeded on all fronts.”

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Neil Smit commented that, “Leading Comcast Cable has been a wonderful experience. Brian has been a terrific partner and I have the utmost respect and admiration for his vision, leadership, and drive. It has been an honor and privilege leading this team. I know I am leaving Comcast Cable in great hands with Dave Watson as its new leader. As I approach 60, and for reasons related to the injuries I sustained in my previous career, I am looking forward to spending more time with my family while also helping Comcast find new growth opportunities.”

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA) is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast Cable is one of the nation's largest video, high-speed internet and phone providers to residential customers under the XFINITY brand and also provides these services to businesses. NBCUniversal operates news, entertainment and sports cable networks, the NBC and Telemundo broadcast networks, television production operations, television station groups, Universal Pictures and Universal Parks and Resorts. Visit www.comcastcorporation.com for more information.

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Media Contacts:

Jennifer Khoury

Comcast Corporation

215-286-7408

Jennifer_Khoury@comcast.com

John Demming

Comcast Corporation

215-286-8011

John_Demming@comcast.com